Exhibit 10.14
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of June 22, 2022 (the “Effective Date”), is entered into by and between Semiconductor Components Industries, LLC (the “Company”), a wholly owned subsidiary of ON Semiconductor Corporation, a Delaware Corporation (the “Parent”), and Robert Tong (“Executive”). Executive and the Company are individually referred to as a “Party” and together as the “Parties.” In consideration of the mutual covenants, promises, and obligations set forth herein, the Parties agree as follows:
1.Employment.
(a)Title and Employment Period. The Company agrees to employ Executive as “Senior Vice President, General Manager of ASG” of the Company, subject to the terms and conditions set forth in this Agreement until Executive’s employment is terminated under Section 3. The period during which Executive is employed under this Agreement is referred to as the “Employment Period.”
(b)Reporting, Duties, and Work Location. Executive will report to the President and Chief Executive Officer of the Parent (the “CEO”) and will have such duties and responsibilities as the CEO may reasonably determine are consistent with Executive’s position, including providing services to Parent and other affiliates of the Company. Executive agrees to perform such additional services without additional compensation. Executive’s principal work location will be Phoenix, Arizona; however, Executive may be required to travel as required to perform Executive’s duties.
(c)Employee Covenants. During the Employment Period, excluding any periods of vacation or sick leave under the Company’s policies, Executive will devote Executive’s best efforts and full working time, energy, and attention to performing Executive’s duties and responsibilities and will faithfully and diligently endeavor to promote the business and best interests of the Company; provided that Executive may manage Executive’s personal, financial and legal affairs, so long as such activities do not interfere with Executive’s duties and responsibilities to the Company and its affiliates. Executive agrees to abide by the Company’s personnel policies and procedures as interpreted, adopted, revised, or deleted from time to time in the Company’s discretion; provided that, if the terms of this Agreement conflict with the Company’s personnel policies and procedures, this Agreement controls.
2.Compensation and Benefits. Executive will be entitled to the following compensation and benefits during the Employment Period:
(a)Base Salary. The Company will pay Executive an annual base salary of approximately $450,000 per year; provided that such rate of base salary will be subject to annual review and adjustment as determined by the CEO and the Human Capital and Compensation Committee (the “Committee”) of the Parent’s Board of Directors (the “Board”). Executive’s annual rate of base salary (as may be so adjusted) is referred to in this Agreement as Executive’s “Base Salary.”
(b)Bonuses. Executive will be eligible to earn annual or more frequent cash bonuses (each a “Bonus” and, collectively, the “Bonuses”), with a “target” annual Bonus opportunity of 85% of Executive’s Base Salary, provided that such amount will be subject to annual review and adjustment as determined by the CEO and the Committee. Bonuses may have annual or shorter performance periods and may be paid annually or more frequently. If a Bonus performance period is a full year, Executive’s target annual Bonus opportunity (as may have been adjusted by the CEO and the Committee) is referred to in this Agreement as Executive’s “Annual Target

Bonus Opportunity.” If a Bonus performance period relates to less than a full year, Executive’s Annual Target Bonus Opportunity will be prorated to reflect such shorter period and such prorated Annual Target Bonus Opportunity will be referred to in this Agreement as Executive’s “Prorated Target Bonus Opportunity.” The actual Bonus earned, if any, will be based on the level of achievement of applicable performance criteria determined by the CEO and the Committee, and may be more or less than Executive’s Annual Target Bonus Opportunity or, if applicable, Prorated Target Bonus Opportunity. Any Bonus earned with respect to a performance period will be paid as soon as reasonably practicable after achievement of the applicable performance criteria has been determined following completion of the applicable performance period. Except as provided otherwise in Section 4, to be eligible to earn a Bonus, Executive must remain actively employed by the Company through the date the Bonus is paid.
(c)Vacation and Employee Benefits. Executive will be entitled to vacation in accordance with Company policy, and Executive will be eligible to participate in employee benefit plans and programs consistent with that of other similarly situated employees of the Company, subject to satisfying applicable eligibility requirements and plan terms (but excluding any plans or benefits relating to severance or continuation pay). The Company and its affiliates may adopt, amend, terminate, or modify employee benefit plans and arrangements at any time.
(d)Expense Reimbursement. Subject to applicable expense reimbursement policies in effect from time to time, the Company will reimburse Executive for reasonable and customary business expenses incurred in connection with Executive’s employment.
3.Termination of Employment.
(a)At-Will Employment. Executive’s employment is “at-will,” which means it may be terminated by the Company or by Executive at any time for any reason. Any termination of Executive’s employment by the Company or by Executive (other than a termination on account of Executive’s death) will be communicated by written “Notice of Termination” to the other Party in accordance with Section 9(a).
(b)Death. Executive’s employment will terminate on the date of Executive’s death if Executive dies during the Employment Period.
(c)Disability. Executive’s employment will be terminated due to “Disability” if the Company terminates Executive’s employment due to Executive’s inability to perform the essential functions of Executive’s position due to a physical or mental condition with or without an accommodation for a period of 90 consecutive days or 180 days in the aggregate during any 12-month period, or the Company determines based on the written certification of 2 licensed physicians that the condition will continue for such periods; provided that the Company delivers a Notice of Termination to Executive that Executives employment is being terminated due to Disability following such applicable period, and Executive does not return to the performance of Executive’s duties on a full-time basis within 30 days after such Notice of Termination is delivered.
(d)Cause. Executive’s employment will be terminated for “Cause” if the Company terminates Executive’s employment for any of the following reasons: (i) a material breach by Executive of this Agreement or the Company’s Code of Business Conduct (as may be amended or superseded); (ii) the failure by Executive to reasonably and substantially perform Executive’s duties hereunder (other than as a result of Disability); (iii) Executive’s willful misconduct or gross negligence which is materially injurious to the Company; or (iv) the commission by Executive of a felony or other serious crime involving moral turpitude; provided that Executive’s employment will not be terminated for Cause unless, for clauses (i) and (ii) above, the Company provides Notice of Termination to Executive indicating in reasonable detail the events or circumstances that it believes constitute Cause and, if such breach or failure is reasonably capable of cure, Executive fails to cure such breach or failure within 30 days following delivery of such notice. Except for a termination under clause (ii) above, if, after Executive’s termination of employment for any reason other than Cause, it is determined in good faith by the Board or the CEO that Executive’s employment could have been terminated for Cause, Executive’s employment will, at the election of the Board or the CEO, as applicable, be deemed to have been terminated for Cause; provided that if the retroactive determination of Cause is based on clause (i) above for material breach, and if such breach is reasonably capable of cure, the Company will provide Executive with a reasonable period of time (not to exceed 30 days) to cure such breach.
(e)Without Cause. Executive’s employment will be terminated by the Company without Cause if the Company terminates Executive’s employment for any reason other than: (i) for Cause; or (ii) due to Executive’s Disability.
(f)Good Reason. Executive’s employment will be terminated for “Good Reason” if Executive terminates employment following the occurrence of any of the following events without Executive’s written consent: (i) a material breach of this Agreement by the Company; (ii) a reduction in Executive’s Base Salary or target annual cash bonus opportunity, in each case, as in effect immediately prior to such reduction, while at the same time not proportionately reducing the base salaries or target annual cash bonus opportunities, as applicable, of other comparable officers of the Company; (iii) a material and continued diminution of Executive’s duties and responsibilities, unless Executive is provided with comparable duties and responsibilities in a comparable position (i.e., a position of equal or greater duties and responsibilities); or (iv) following a Change in Control, the Company requires Executive to relocate Executive’s principal place of employment to a location that is greater than 50 miles from Phoenix, Arizona; provided that in all cases, Executive’s employment will not be terminated by Executive for Good Reason unless (A) Executive provides a Notice of Termination to the Company within 30 days after the occurrence of the event or events that Executive believes constitute Good Reason and describes in such notice in reasonable detail such event or events, (B) the Company has the opportunity to cure such event or events within 30 days after delivery of such notice and fails to cure the event or events, and (C) Executive’s Date of Termination (as defined in Section 3(h)) occurs within 30 days after the expiration of the 30-day cure period.
(g)By Executive Other Than for Good Reason. Executive’s employment will be terminated other than for Good Reason if Executive terminates employment for any reason other than Good Reason (and, for avoidance of doubt, other than due to Executive’s death).
(h)Date of Termination. For purposes of this Agreement, “Date of Termination” means: (i) if Executive’s employment is terminated due to Executive’s death, the date of death; and (ii) if Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, provided that such date will not be earlier than: (A) 30 days after the Notice of Termination is delivered if the termination is by the Company due to Executive’s Disability or by Executive for Good Reason, and (B) 90 days after the Notice of Termination is delivered if the termination is by Executive other than for Good Reason; provided that if Executive terminates employment with or without Good Reason, the Company may accelerate the Date of Termination specified in the Notice of Termination.
(i)Resignation as an Officer and Director. If Executive’s employment with the Company terminates for any reason, Executive will be deemed to immediately resign from all positions (including, but not limited to, as an officer and/or director) of the Company and all of its affiliates. Executive agrees to execute all documents reasonably requested by the Company in order to effect such resignation(s).
4.Entitlements Upon Termination. This Section 4 describes Executive’s entitlements resulting from a termination of employment.
(a)Accrued Obligations. Upon termination of Executive’s employment for any reason, Executive (or, in the case of Executive’s death, Executive’s estate) will be entitled to: (i) any unpaid salary earned through the Date of Termination, payable in accordance with applicable law and Company policy; (ii) reimbursement of any unreimbursed business expenses properly incurred by Executive in accordance with Company policy before Executive’s Date of Termination, provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 30 days following the Date of Termination; and (iii) compensation and employee benefits, if any, as to which Executive has a vested entitlement under the applicable compensation and employee benefit plan or agreement (clauses (i), (ii) and (iii) collectively referred to as the “Accrued Obligations”).
(b)Severance Entitlements.
(i)    Termination Without Cause and Without a Change in Control. In addition to the Accrued Obligations, if Executive’s employment is terminated by the Company without Cause (and such termination does not occur within the Change in Control Period described in Section 4(b)(ii)), subject to satisfaction of the release and other requirements set forth in Section 5(b), Executive will be entitled to:
(1)continuation of Executive’s Base Salary for 1 year following the Date of Termination;
(2)a prorated Bonus, if any, for the Bonus performance period in which the Date of Termination occurs, with such prorated Bonus equal to the product of (A) and (B), where (A) is the Bonus that would have been earned based on actual achievement of the applicable performance criteria over the full performance period, and (B) is a fraction, the numerator of which is the number of days Executive was employed in the Bonus performance period and the denominator of which is the total number of days in such performance period;
(3)if Executive’s Date of Termination occurs after completion of a Bonus performance period, but before any Bonus earned with respect to such completed performance period has been paid, any such earned but unpaid Bonus relating to the completed performance period;
(4)if Executive elects to receive continued medical, dental, or vision coverage under one or more of the Company’s or an affiliate’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will directly pay, or reimburse Executive for, the COBRA premiums, less the amount Executive would have had to pay to receive group health coverage for Executive and Executive’s covered dependents based on the cost sharing levels in effect for active employees at such time, for Executive and Executive’s covered dependents under such plans during the period commencing on the Date of Termination and ending on the earliest of: (A) the 1-year anniversary of the Date of Termination; and (B) the date on which Executive becomes eligible to receive healthcare coverage from a subsequent employer. The Company may include the fair market value of the cost of such payments or reimbursements in the Participant’s taxable income; and

(5)outplacement services from vendors designated by the Company for a period of up to 6 months following the Date of Termination at a cost not to exceed $10,000.
(ii)    Termination Without Cause or for Good Reason With a Change in Control. In addition to the Accrued Obligations, if, within the period beginning on the date of a Change in Control (as defined below) and ending on the 2-year anniversary of such date (the “Change in Control Period”), Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, subject to satisfaction of the release and other requirements set forth in Section 5(b), Executive will be entitled to:
(1) the same severance entitlements described in Section 4(b)(i), except that the amount payable under Section 4(b)(i)(2) will be equal to Executive’s Annual Target Bonus Opportunity (without proration), rather than a prorated bonus based on actual performance over the performance period;
(2)full vesting of any unvested portion of any outstanding time-based restricted stock units held by Executive as of the Date of Termination;
(3)pro rata vesting based on Executive’s time of service to the Company during the applicable performance period of any performance-based restricted stock units (“PBRSUs”) underlying any outstanding award agreement on the later of (1) the Date of Termination, and (2) the date that achievement of the applicable financial performance criteria under such PBRSU award is determined by the Committee.
For purposes of this Agreement, a “Change in Control” will have the meaning set forth in the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan, as it may be amended or superseded from time-to-time.
(iii)    Other Terminations. If Executive’s employment is terminated for any reason not described in Sections 4(b)(i) or 4(b)(ii) (i.e., a termination by the Company for Cause, a termination due to Executive’s death or by the Company due to Executive’s Disability, a termination by Executive other than for Good Reason, or a termination by Executive for Good Reason at any time other than during the Change in Control Period), Executive (or, in the case of Executive’s death, Executive’s estate) will only be entitled to the Accrued Obligations.
5.Timing of Severance Payments and Release Requirement.
(a)Payment Timing. Except as otherwise provided in Section 9(h): (i) the amount set forth in Sections 4(b)(i)(1) or Section 4(b)(ii)(1), as applicable, will be paid in accordance with the Company’s ordinary payroll practices in effect from time to time and which will begin on the first Company payroll period immediately following the date on which the general release and waiver described below in Section 5(b) becomes irrevocable; and (ii) the amount set forth in Sections 4(b)(i)(2) or 4(b)(i)(3), as applicable, will be paid when bonuses are paid to active employees who earned a bonus under the same bonus program, as soon as reasonably practicable after achievement of the applicable performance criteria over the full performance period has been determined for active employees; provided that payment shall in all events be paid within 2 ½ months after the end of the performance period unless it is determined that payment within such period would be administratively impracticable and may be made at a later date permitted under Treasury Regulation Section 1.409A-1(b)(4)(ii), in which case payment may be made at such later date permitted under Treasury Regulation Section 1.409A-1(b)(4)(ii).

(b)Release and Compliance Requirements. Notwithstanding any provision of this Agreement or any understanding to the contrary, in order to be eligible for and to receive the severance entitlements described in this Sections 4(b)(i) and 4(b)(ii), Executive must: (i) execute (and not revoke) and must continue to comply with the terms of a general release and waiver in substantially the form attached hereto as Exhibit A, subject to any applicable changes as may be required by law; and (ii) comply with this Agreement, including, without limitation, any post-termination obligations under Section 7. The release will be provided to Executive on or before the date that is 5 business days following the Date of Termination and Executive will have 21 days (or 45 days, if required for a release of age-related claims in connection with a group termination) following the date on which the release is given to Executive to sign and return the release to the Company. The release must be executed and returned to the Company within the time-period described in the release and it must not be revoked by Executive during the 7-day revocation period that will be described in the release. The severance entitlements described in Sections 4(b)(i) and 4(b)(ii) are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any severance plan, policy, or program of the Company or an affiliate.
6.Directors’ and Officers’ Liability Insurance. During the Employment Period, Executive will be entitled to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its other directors and officers, as may be amended from time to time for such directors and officers. This obligation continues after the Date of Termination.
7.Restrictive Covenants.
(a)Confidentiality. During the Employment Period, and at all times thereafter, Executive will: (i) keep confidential and not divulge, furnish, or make accessible to any person or entity any Confidential Information (as defined below); and (ii) use the Confidential Information solely for the purpose of performing Executive’s duties of employment and not for Executive’s own benefit or the benefit of any other person. For purposes of this Agreement, “Confidential Information” means all information of the Parent, the Company or any of their affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, Developments (as defined below), customer lists, or trade secrets. “Confidential Information” does not include information that: (A) is or becomes part of the public domain through no fault of Executive; (B) is already known to Executive and has been identified by Executive to the Company in writing prior to the commencement of Executive’s employment with Company; or (C) is subsequently lawfully received by Executive from a third Party not subject to confidentiality restrictions. If a temporal or geographic limitation on Executive’s obligation not to use or disclose Confidential Information is required under applicable law, and this Section 7 or any restriction(s) in it cannot otherwise be enforced, the Parties agree that Restricted Territory (defined below) and the 2-year period after the Date of Termination will be the temporal and geographic limitations relevant to the contested restriction in this Section 7, provided, however, that this sentence will not apply to trade secrets of the Company, the Parent, or any of their affiliates, which are protected without temporal or geographic limitations under applicable law.
(b)Permitted Disclosures. Nothing in this Agreement will restrict or prohibit Executive from disclosing Confidential Information solely to the extent: (i) the Company provides its express prior written consent to such disclosure; (ii) it is necessary to perform the duties of Executive’s employment; (iii) as required by applicable law, valid court order, or authorized government agency; provided that such disclose does not exceed the extent of disclosure required by law, regulation, or order and Executive notifies the Company prior to disclosure, so that the Company may seek a protective order or other appropriate remedy as permitted by applicable law. Nothing in this Agreement prohibits Executive for providing information to government agencies, including, but not limited to, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration (or its state equivalent), and the Securities and Exchange Commission.
(c)Defense of Trade Secrets Act Notice. Nothing in this Agreement will prevent Executive from the disclosure of Confidential Information or trade secrets that: (i) is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit alleging retaliation by Company for reporting a suspected violation of law, Executive may disclose Confidential Information or trade secrets related to the suspected violation of law or alleged retaliation to Executive’s attorney and use the Confidential Information or trade secrets in the court proceeding if Executive or Executive’s attorney: (x) files any document containing Confidential Information or trade secrets under seal; and (y) does not disclose Confidential Information or trade secrets, except pursuant to court order.
(d)Non-Solicit of Employees. Executive recognizes that the Company’s employees are a valuable asset to the Company and represent a substantial investment of Company time and resources. Accordingly, during the Employment Period and for 2 years following the Date of Termination, Executive agrees not to, directly or indirectly, solicit or assist any other person or entity in soliciting any employee of the Parent, the Company, or any of their subsidiaries to perform services for any person or entity that are competitive to the Company or attempt to induce any such employee to leave the employment of the Parent, the Company, or their subsidiaries; provided, however, that the restrictions in this Section 7(d) only apply to such employees with whom Executive has obtained Confidential Information about or whom Executive had material contact with during the last 24 months before the Date of Termination; provided further, if Executive is terminated without Cause or Executive resigns for Good Reason (in accordance with this Agreement) at any time prior to the 1-year anniversary of the date of this Agreement, then the obligations in this Section 7(d) will terminate and not apply after the Date of Termination.
(e)Non-Compete. Executive acknowledges that the services Executive provides the Company are unique, special, or extraordinary such that it would take a significant amount of time to replace Executive. Executive further acknowledges that Executive will have access to the Company’s customers, Confidential Information, and trade secrets such that the Company and their affiliates would suffer significant harm if Executive competed against the Company with any Competitive Business (as defined below). Accordingly, during the Employment Period and for 1 year following the Date of Termination, Executive agrees that Executive will not, directly or indirectly, provide Prohibited Services (as defined below) for any Competitive Business anywhere in the Restricted Territory (as defined below); provided, however, that if Executive is terminated without Cause or Executive resigns for Good Reason (in accordance with this Agreement) at any time prior to the 1-year anniversary of the date of this Agreement, then the obligations in this Section 7(e) will terminate and not apply after the Date of Termination. Nothing in this Agreement prohibits Executive from holding less than 1% of the outstanding voting shares of any publicly held company. For purposes of this Agreement, the following terms are defined below:
(i)“Competitive Business” will mean any of the companies (or any of their parents, affiliates, or successors (including following any acquisition or change in control of any such company)) set forth on Schedule 1 hereto.

(ii)“Prohibited Services” means any services that: (1) are the same or substantially similar to the services Executive provided to the Company during the last 12 months before the Date of Termination; (2) are competitive to the Company; or (3) require the use of the Company’s Confidential Information.
(iii)“Restricted Territory” means the 50 mile radius (and if 50 miles is determined by a court to be overly broad, then the 25 mile radius) of any of the following locations: (1) the Company’s Phoenix, Arizona office; (2) any Company business location at which Executive has worked on a regular or occasional basis during the last 24 months before the Date of Termination; (3) any county, parish, or similar political subdivision in the United States where Executive conducted business on behalf of the Company; (4) any county, parish, or similar political subdivision in the United States where Executive had responsibility for overseeing the Company’s operations or directly supervising employees who worked in that location; or (5) any county, parish, or similar political subdivision outside the United States where Executive conducted business on behalf of the Company or had responsibility for conducting business on behalf of the Company during the last 12 months prior to the Date of Termination.
(f)Return of Property. Promptly after the Date of Termination, or at any time upon request by the Company, Executive will return to the Company all Company property, equipment, and any Confidential Information (in hard copy and electronic formats) in Executive’s possession, including, without limitation, all drawings, blueprints, specifications, or other documents (in whatever form) of the Parent, the Company, or their affiliates, relating to any of their methods of distribution, any description of any formulas, or secret processes. Executive further agrees to permanently delete any such records residing on any computer or computer program in Executive’s possession as of the Date of Termination. In addition, if Executive has used any personal computer, server, or email system to receive, store, review, prepare, or transmit any Confidential Information, Executive agrees to provide Company access to such systems as reasonably requested by the Company to verify that the necessary copying and/or deletion is completed.
(g)Public Statement Termination. If Executive’s employment is terminated without Cause or Executive resigns with or without Good Reason, Executive and the Company will mutually agree in writing on the time, method, and content of any public announcement regarding Executive’s termination of employment. Executive will not make any public statements that are inconsistent with the information mutually agreed in writing by the Parties.
(h)Non-Disparagement. During the Employment Period and at all times thereafter, Executive agrees not to make (or cause or encourage others to make) statements that defame or disparage the Parent, the Company, or their affiliates and any of their officers, directors, members, or executives. Executive agrees to cooperate with the Company in refuting any defamatory or disparaging remarks by any third Party made in respect of the Parent, the Company, their affiliates or their directors, members, officers or executives. This Section 7(h) does not, in any way, restrict or impede the Parties from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law, valid court order, or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.
(i)Invention Assignment. Executive agrees to disclose to the Company all ideas, concepts, discoveries, inventions, innovations, designs, patents, trademarks, trade secrets, copyrights, and intellectual property relating to the Company’s business that Executive conceives or creates, individually or jointly with others, during the course of Executive’s employment (collectively referred to as “Developments”). As such, all such Developments are prepared as works for hire for the Company and all such Developments and all rights subsisting in, relating to or used in connection with the Developments will be solely owned and be the exclusive property of the Company. To the fullest extent allowed by applicable law, Executive agrees to assign and hereby assigns to the Company or the Company’s designee all right, title, and interest in and to all such Developments made or conceived by Executive during the course of Executive’s employment. Upon the Company’s request, and at the Company’s expense, Executive agrees to execute all instruments, including specific assignments required for securing or maintaining the Company’s rights in such Developments. Where Executive has rights in the Developments that cannot be assigned to the Company, Executive hereby grants to the Company an unconditional, perpetual, exclusive, worldwide, royalty-free, fully paid license or sublicense to use such rights in any way and without any limitation whatsoever. Where such rights cannot be assigned, licensed or sublicensed to the Company, Executive hereby irrevocably and without any further compensation waives the enforcement of all such rights, and all claims and causes of action against the Company. This Agreement does not require Executive to assign any Development that: (a) is developed entirely on Executive’s own time without using the Company’s equipment, supplies, facilities, or Confidential Information; (b) is not related to the Company’s actual or anticipated business, research, or development; and (c) does not result from work performed by Executive for the Company. In addition, this Agreement does not apply to any Development which qualifies fully for protection from assignment to the Company under any specifically applicable state law, regulation, rule, or public policy. Executive agrees that Schedule 2 identifies all Developments, if any, that Executive made, conceived, discovered, or developed (either alone or jointly with others) prior to Executive’s employment by the Company that relate to the current or planned conduct of the Company’s business, which Executive wishes to exclude from the scope of this Agreement.
(j)Executive’s Representations. Executive represents that Executive’s performance of services under this Agreement does not and will not violate any agreement or obligation that Executive may have with any current or former employers or other third parties. Executive further agrees that Executive will not use or disclose any confidential information of Executive’s former employers or other third parties in connection with Executive’s employment with the Company.
(k)Cooperation. Following termination of Executive’s employment for any reason, if reasonably requested by the Company, Executive will fully cooperate with the Company in all matters relating to the winding up of and transfer of Executive’s pending work to other employees as designated by the Company, including, but not limited to, assisting the Company with any litigation against the Company in which Executive was involved or is a witness; provided that the Company will make reasonable efforts to minimize disruption of Executive's other activities. The Company will reimburse Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that Executive is required to spend substantial time on such matters, the Company will compensate Executive at an hourly rate based on Executive’s Base Salary on the Date of Termination.
8.Injunctive Relief/Reasonableness. Executive acknowledges that the Company would suffer irreparable harm if Executive breaches any of the provision in Section 7. To limit or prevent such irreparable harm, the Company will be entitled to an injunction, specific performance, or other equitable relief, without posting any bond or other security and without limiting any other rights or remedies that the Company may have for breach of this Agreement. In any such action, Executive waives and agrees not to assert any claim or defense that the Company has an adequate remedy at law. Executive agrees to account for and pay over the Company, the compensation, profits, monies, accruals, or other benefits derived or received by Executive as a result of any transaction constituting a breach of any of the restrictive covenants provided in Section 7. If Executive violates any terms in Section 7, then the time periods set forth in the provisions at issue will be extended by the length of time during which Executive is in breach of any of such provisions. Executive acknowledges that the covenants contained in Section 7 are reasonable in scope and duration, do not and will not prevent Executive’s ability to engage in Executive’s livelihood or career, and are necessary to protect the Parent’s, the Company’s, and their affiliate’s legitimate business interests.
9.Miscellaneous.
(a)Notices. Any notice or other communication required or permitted under this Agreement will be effective only if it is in writing and will be deemed to be given when delivered personally, emailed, or 4 days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service (or if it is sent through any other method agreed upon in writing by the Parties) and, in each case, addressed as follows (or such other addresses as either Party may designate in writing to the other Party):
If to the Company:
Semiconductor Components Industries LLC
5005 East McDowell Road
Phoenix, Arizona 85008
Attention: Chief Legal Officer, c/o Legal Department
If to Executive, the address for Executive on file with the Company at the time of the notice.
(b)Entire Agreement/Amendments/Waiver. This Agreement will constitute the entire agreement among the Parties with respect to the subject matter hereof, and supersedes any and all prior oral or written understandings or agreements with respect to Executive’s employment, including any offer letters (it being understood that, except as otherwise expressly stated in this Agreement, any equity awards granted to Executive will be governed by the relevant equity plan document and related equity grant agreement and any other related documents). This Agreement is entered into without reliance on any representation other than contained in this Agreement and may be amended only in a writing signed by Executive and an authorized officer of the Company. No provision of this Agreement may be waived except in a writing signed by the Party or Parties against whom or which enforcement of such waiver is sought. The failure or delay of any Party to require the performance of any provision hereof by the other Party will in no way affect the full right to require such performance at any time thereafter, nor will the waiver by any Party of a breach of any provision hereof be deemed a waiver of any succeeding breach of that provision or any other provision of this Agreement.
(c)Construction/Counterparts. The Parties acknowledge and agree that each Party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to consult an attorney of their choosing before signing this Agreement. Accordingly, the terms of this Agreement will be construed fairly as to both Parties and not in favor or against either Party. This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument. The headings in this Agreement are inserted for convenience of reference only and will not be a part of or control or affect the meaning of any provision hereof.
(d)Successor/Assigns. This Agreement is binding on and is for the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators, and other legal representatives. Executive cannot assign this Agreement or any right or obligation hereunder.

The Company may assign this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company. As used in the Agreement, the “Company” will mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.
(e)Severability/Modification. If any provision of this Agreement (or portion thereof) is deemed invalid, illegal, or unenforceable by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect in any way the remaining provisions or portions of this Agreement, the balance of which will continue to be binding upon the Parties and treated as though originally set forth in this Agreement. The Parties agree that any such court is authorized to modify any such unenforceable provision in lieu of severing that provision in its entirety, by making such modification as it deems warranted to carry out the intent of the Parties as embodied herein to the maximum extent permitted by law.
(f)Governing Law/Forum. This Agreement will be governed by and construed in accordance with the laws of the State of Arizona, without regard to conflicts of law principles. Any action or proceeding by either of the Parties to enforce this Agreement will be brought only in a state or federal court located in [Maricopa County, Arizona]. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
(g)Withholdings. The Company or an affiliate of the Company may withhold from any amounts payable to Executive hereunder all federal, state, city, or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood, that Executive will be responsible for payment of all taxes in respect of the payments and benefits provided herein). In no event will Executive be entitled to a tax gross-up or tax reimbursement on amounts payable under this Agreement. The payments and other consideration to Executive under this Agreement will be made without right of offset.
(h)Section 409A. Notwithstanding anything set forth herein to the contrary: (i) no amount payable pursuant to this Agreement on account of Executive’s termination of employment which constitutes a “deferral of compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) will be paid unless and until Executive has incurred a “separation from service” (as that term is used in Section 409A of the Code); (ii) if Executive is a “specified employee” (as that term is used in Section 409A of the Code) as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation for purposes of Section 409A of the Code that is payable on account of Executive’s separation from service will be paid to Executive before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service, and all such amounts that would, but for such delay, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date; and (iii) if the Company determines that the severance payments described in Sections 4(b)(i) or 4(b)(ii) constitute a deferral of compensation for purposes of Section 409A of the Code, and the consideration period and 7-day revocation period described in the release described in Section 5(b), spans calendar years, the severance payments will not begin or be paid until the second calendar year. Each installment payment hereunder will be treated as a separate payment for purposes of Section 409A of the Code. Any reimbursements or in-kind benefits provided to or for the benefit of Executive that constitute a “deferral of compensation” for purposes of Section 409A of the Code will be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv). Accordingly, (x) all such reimbursements will be made not later than the last day of the calendar year after the calendar year in which the expenses were incurred, (y) any right to such reimbursements or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (z) the amount of the expenses eligible for reimbursement, or the amount of any in-kind benefit provided, during any taxable year will not affect the amount of expenses eligible for reimbursement, or the in-kind benefits provided, in any other taxable year. The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement will be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code or an applicable exemption thereunder. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company will not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement. Notwithstanding the foregoing, if this Agreement or any benefit paid to Executive hereunder is deemed to be subject to Section 409A of the Code, Executive consents to the Company adopting such conforming amendments as the Company deems necessary, in its sole discretion, to comply with Section 409A of the Code, without reducing the amounts of any benefits due to Executive hereunder.
(i)Clawbacks. By signing this Agreement, Executive agrees to be bound by, and comply with the terms of the compensation recovery policy or policies (and related practices) of the Company or its affiliates as such may be in effect from time to time. Without limiting the prior sentence, Executive acknowledges and agrees that Executive is subject to the Company’s Executive Compensation Recovery (Clawback) Policy (as may be amended or superseded from time to time) and is a “covered person” thereunder.
10.Section 280G of the Code.
(a)Sections 280G and 4999 of the Code may place significant tax burdens on both Executive and the Company if the total payments made to Executive due to certain change in control events described in Section 280G of the Code (the “Total Change in Control Payments”) equal or exceed Executive’s 280G Cap. For this purpose, Executive’s “280G Cap” is equal to Executive’s average annual compensation in the five calendar years preceding the calendar year in which the change in control event occurs (the “Base Period Income Amount”) times 3. If the Total Change in Control Payments equal or exceed the 280G Cap, Section 4999 of the Code imposes a 20% excise tax (the “Excise Tax”) on all amounts in excess of 1 times Executive’s Base Period Income Amount. In determining whether the Total Change in Control Payments will equal or exceed the 280G Cap and result in the imposition of an Excise Tax, the provisions of Sections 280G and 4999 of the Code and the applicable Treasury Regulations will control over the general provisions of this Section 10. All determinations and calculations required to implement the rules set forth in this Section 10 will take into account all applicable federal, state, and local income taxes and employment taxes (and for purposes of such calculations, Executive will be deemed to pay income taxes at the highest combined federal, state and local marginal tax rates for the calendar year in which the Total Change in Control Payments are to be made, less the maximum federal income tax deduction that could be obtained as a result of a deduction for state and local taxes (the “Assumed Taxes”)).
(b)Subject to the “best net” exception described in Section 10(c), in order to avoid the imposition of the Excise Tax, the total payments to which Executive is entitled under this Agreement or otherwise will be reduced to the extent necessary to avoid equaling or exceeding the 280G Cap, with such reduction first applied to the cash severance payments that Executive would otherwise be entitled to receive pursuant to this Agreement and thereafter applied in a manner that will not subject Executive to tax and penalties under Section 409A of the Code. Any reduction in payments and/or benefits pursuant to this Section 10(b) will occur in the following order: (i) reduction of cash payments; (ii) cancellation of accelerated vesting of equity awards other than stock options; (iii) cancellation of accelerated vesting of stock options; and (iv) reduction of other benefits payable to you. Notwithstanding the foregoing, any reduction in payments pursuant to this Section 10(b) will be made in compliance with Section 409A of the Code.
(c)If Executive’s Total Change in Control Payments minus the Excise Tax and the Assumed Taxes (payable with respect to the amount of the Total Change in Control Payments) exceeds the 280G Cap minus the Assumed Taxes (payable with respect to the amount of the 280G Cap), then the total payments to which Executive is entitled under this Agreement or otherwise will not be reduced pursuant to Section 10(b). If this “best net” exception applies, Executive will be fully responsible for paying any Excise Tax (and income or other taxes) that may be imposed on Executive pursuant to Section 4999 of the Code or otherwise. The Company will engage a law firm, a certified public accounting firm, and/or a firm of reputable executive compensation consultants (the “Consultant”) to make any necessary determinations and to perform any necessary calculations required in order to implement the rules set forth in this Section 10. The Consultant will provide detailed supporting calculations to both the Company and Executive and all fees and expenses of the Consultant will be borne by the Company. If the provisions of Section 280G and 4999 of the Code are repealed without succession, this Section 10 will be of no further force or effect. In addition, if this provision does not apply to Executive for whatever reason, this Section will be of no further force or effect.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC /s/ TOBIN COOKMAN Name: Tobin Cookman Title: SVP, Human Resources
/s/ ROBERT TONG Name: Robert Tong

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